Exhibit 99.1

For Investor Relations Inquiries: Raphael Gross of ICR 203.682.8253 For Media Inquiries: Brian Little of Bojangles’, Inc. 704.519.2118

Bojangles’ Appoints Starlette Johnson to Board of Directors

Restaurant Industry Veteran will Serve on Audit Committee

CHARLOTTE, NC — (Globe Newswire) — March 8, 2016 — Bojangles’, Inc. (NASDAQ: BOJA) today announced that Starlette Johnson has been appointed to the Company’s Board of Directors, effective immediately. She will also serve on the Audit Committee, replacing Director Christopher J. Doubrava on that committee. Inclusive of her appointment, Bojangles’ Board of Directors now consists of ten members, up from nine members previously.

Since October 2015, Ms. Johnson has served as the President and Chief Executive Officer of Twin Restaurant Holdings, parent company to the Twin Peaks restaurant chain. Prior to that, Ms. Johnson served for over three years as a consultant to the restaurant industry, working with private equity companies, industry service providers, and emerging brands.

Ms. Johnson serves as a member of the board of directors and audit committee, and is the chair of the nominating/corporate governance committee for Chuy’s Holdings, Inc. (NASDAQ: CHUY), a full-service casual Mexican chain. She also serves on the board of directors of privately-held SusieCakes, a classic desserts bakery based in Southern California. In addition, she serves on the advisory boards for both the Hospitality and Tourism Program and the Pamplin College of Business at Virginia Tech. From May 2008 through November 2013, she served as a member of the board of directors and audit committee, and was the chair of the nominating/governance committee, of Tuesday Morning Corporation, a leading national closeout retailer.

From June 2006 to September 2010, Ms. Johnson served as a member of the board of directors as well as the President and Chief Operating Officer of Dave & Buster’s, Inc. (now Dave & Buster’s Entertainment, Inc.), an owner and operator of dining and entertainment venues. Prior to joining Dave & Buster’s, she was Executive Vice President and Chief Strategic Officer for Brinker International, Inc., a $4 billion portfolio restaurant company. Ms. Johnson joined Brinker in 1995 as Director of Planning, was promoted to Senior Vice President of Human Resources in 2000, and assumed the role of Chief Strategic Officer in May 2001. After departing Brinker in November of 2004, Ms. Johnson served for 18 months as an industry consultant to both public and private companies assisting in the development of their long-term strategic plans. Ms. Johnson began her restaurant career in 1990 as the Director of Finance for PepsiCo’s KFC Division.

Ms. Johnson received an MBA from Duke University, and a B.S. in Finance from Virginia Tech. She is also a member of the International Women’s Foundation and a member of the National Association of Corporate Directors (NACD.)

“Starlette’s strong restaurant background as an executive leader, board member, and industry consultant will be highly valuable to Bojangles’ as we execute our strategy. We look forward to benefitting from her expertise as we uphold our commitment to the best possible customer experience and disciplined growth,” said Clifton Rutledge, President and CEO of Bojangles’, Inc.

“I am honored to serve on the Board of this great company and for the opportunity to work closely with my fellow Board members and the management team to guide this iconic brand to its next level of success,” added Ms. Johnson. “I have been a long-time fan of Bojangles’ biscuits, fixin’s and iced tea and I am delighted to be joining the Board at such an exciting time.”

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes. Founded in 1977 in Charlotte, NC, Bojangles’® serves menu items such as delicious, famous chicken, made-from-scratch buttermilk biscuits, flavorful fixin’s and Legendary Iced Tea®. At September 27, 2015, Bojangles’ had 657 system-wide restaurants, of which 274 were company-operated and 383 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.